Fluid Solutions, Inc. Acquires Gold Standard Mining Corp.

BEVERLY HILLS, Calif.--(PR Newswire) May 6, 2009—Fluid Solutions, Inc. (OTCBB: FLSU) announced today that it has acquired Gold Standard Mining Corp., a Wyoming corporation, in a share exchange agreement.  Gold Standard Mining Corp.’s wholly owned subsidiary, Ros Zoloto, owns and operates a producing gold mine in Blagoveshensk, Russia.  Ros Zoloto currently extracts approximately 4-5 kilograms of gold daily from its alluvial gold reserves, currently estimated at 3186 kilograms.  Ros Zoloto reported unaudited revenues of $23.9 million in 2008 with net profits of $8.7 million, and unaudited revenues of $19.4 million in 2007 with net profits of $9.5 million.  Ros Zoloto’s unaudited drilled proven  placer gold reserves are estimated at $1.086 billion, for total gold reserve value of $1.3 billion.  Placer gold extraction has not yet begun.  Ros Zoloto’s financial statements are in the process of being audited by the company’s independent accountant, and will be filed in a supplemental current report on Form 8K.

“We are excited about the acquisition of Gold Standard Mining,” said Pantelis Zachos.  “It increases shareholder value and provides the company with the fundamentals it needs to gain support from investors and institutions.  These strong fundamentals will make growing the company a simpler task, allowing the company to expand its operations,” he added.

Fluid Solutions’ current plan of operations includes the seeking and development of natural mineral water sources for bottled water and juices.   With the acquisition of Ros Zoloto, the company’s operations expands into minerals and mining.

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Fluid Solutions, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Source: Fluid Solutions, Inc.

Fluid Solutions, Inc. Kenneth Eade, Company Counsel 310-246-9510